Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-3

PRECIGEN, INC.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Series A Convertible Perpetual Preferred Stock	(1)	457(o)	79,000	$1,000.00	$79,000,000.00	0.0001531	$12,094.90
Fees to be Paid	Equity	Common Stock Underlying the Series A Convertible Perpetual Preferred Stock	(2)	Other	82,176,842	0.00	0.00	0.0001531	0.00
Fees to be Paid	Equity	Common Stock Underlying the Warrants	(3)	Other	61,632,647	$1.7650	$108,781,622.00	0.0001531	$16,654.47

Total Offering Amounts:							$187,781,622.00		28,749.37
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$28,749.37

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Offering Note(s)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), there is also being registered hereby such indeterminate number of additional shares of Common Stock, no par value per share, and Series A Convertible Perpetual Preferred Stock, no par value per share, of the registrant as may be issued or issuable because of stock splits, stock dividends, stock distributions, and similar transactions. The offering price per share and aggregate offering price are estimated solely for the purpose of determining the registration fee in accordance with Rule 457(o) under the Securities Act. There currently is no public market for the shares of Series A Convertible Perpetual Preferred Stock being registered hereunder. The proposed maximum aggregate offering price of the Series A Convertible Perpetual Preferred Stock being registered hereunder represents the purchase price of $1,000 per share paid by the selling stockholders named herein in connection with the sale of the Series A Convertible Perpetual Preferred Stock to the selling stockholders pursuant to the Securities Purchase Agreement, dated December 27, 2024, between the registrant and the investors party thereto.
(2)	Pursuant to Rule 416 under the Securities Act, there is also being registered hereby such indeterminate number of additional shares of Common Stock, no par value per share, and Series A Convertible Perpetual Preferred Stock, no par value per share, of the registrant as may be issued or issuable because of stock splits, stock dividends, stock distributions, and similar transactions. Pursuant to Rule 457(i) under the Securities Act, there is no additional filing fee payable with respect to the shares of Common Stock issuable upon conversion of the Series A Convertible Perpetual Preferred Stock because no additional consideration will be received in connection with the exercise of the conversion privilege.
(3)	Pursuant to Rule 416 under the Securities Act, there is also being registered hereby such indeterminate number of additional shares of Common Stock, no par value per share, and Series A Convertible Perpetual Preferred Stock, no par value per share, of the registrant as may be issued or issuable because of stock splits, stock dividends, stock distributions, and similar transactions. The offering price per share and aggregate offering price are estimated solely for the purpose of determining the registration fee in accordance with Rule 457(c) and 457(g) under the Securities Act, calculated as the product of (i) 61,632,647 shares of Common Stock (the number of shares of Common Stock issuable upon exercise of the Warrants), multiplied by (ii) $1.7650 per share of Common Stock, which is the average of the high and low prices for a share of the registrant’s Common Stock as reported on the Nasdaq Global Select Market on August 12, 2025, which date is a date within five business days of the filing of this registration statement.